NEWS RELEASE
                    HAROLD'S STORES, INC.

        Announces Restatement Due to Lease Accounting

Dallas, TX, April 25, 2005 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company") today announced a restatement of prior period financial statements due to changes in its accounting practices related to leasing transactions.

As disclosed in its March 8, 2005 earnings release, the Company, like many other retailers, determined that its method of accounting for rent holidays and tenant allowances was not in accordance with the views expressed by the Securities and Exchange Commission regarding generally accepted accounting principles. As the Company previously stated, it believes that the earnings impact of these changes is not material to any given period. Compared to the Company's results previously announced on March 8, 2005, these changes resulted in an increase to gross profit of approximately $265,000, an increase to depreciation expense of approximately $251,000, an increase to net earnings of approximately $14,000 and no change to earnings per share for the fourth quarter of the Company's January 29, 2005 income statement. Compared to the Company's results previously announced on March 8, 2005, these changes resulted in an increase to gross profit of approximately $1.1 million, an increase to depreciation expense of approximately $1.0 million, an increase to net earnings of approximately $58,000 and an increase to earnings per share of $0.01 for the Company's year-to-date January 29, 2005 income statement.
 The primary impact of these changes on the Company's January 29, 2005 balance sheet is an increase to property and equipment of approximately $4.8 million, as well as a corresponding increase to a deferred rent liability of approximately $5.3 million. The primary impact of these changes on the Company's January 31, 2004 balance sheet is an increase to property and equipment of approximately $5.6 million, as well as a corresponding increase to a deferred rent liability of approximately $6.1 million. The primary impact of these changes on the Company's January 31, 2004 income statement is an increase to gross profit of approximately $3.4 million, an increase to depreciation expense of approximately $2.9 million, an increase to net earnings of approximately $0.5 million and an increase to earnings per share of $0.08. The primary impact of these changes on the Company's February 1, 2003 income statement is an increase to gross profit of approximately $2.4 million, an increase to depreciation expense of approximately $1.9 million, an increase to net earnings of approximately $0.5 million and an increase to earnings per share of $0.07.

Historically, the Company has recognized straight-line rent expense for leases beginning on the store opening date. This had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent and recognizes construction allowances. The Company is now changing this practice to include the build-out period in our calculations of rent expense and construction allowance amortization.

Additionally, the Company is changing its classification of construction allowances on its consolidated financial statements to record them as deferred liabilities, which will be amortized as a reduction to rent expense. Furthermore, construction allowances will be presented within operating activities on its consolidated statements of cash flows. Historically, construction allowances have been classified on the Company's consolidated balance sheets as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense (over the lesser of the useful life or the life of the lease) on the consolidated statements of operations. The Company's consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company, along with its independent auditors, has completed its review of the respective accounting policies. As a result, Management determined that a restatement of its consolidated balance sheets, statements of stockholders' deficit, statements of operations and statements of cash flows is deemed necessary and that those previously issued financial statements should no longer be relied upon. The Company will file a Form 8-K reporting these restatements under Item 4.02 and will file its restated financial statements within its 2004 Form 10-K filing as well as its future 2005 Form 10-Q filings. Additionally, the Company updated its consolidated financial results for the fourth quarter and year-to-date periods ended January 29, 2005 and January 31, 2004 as presented below to reflect these changes.

                           * * * *

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. (AMEX: HLD) currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold's Powell." Harold's also operates via its Web business, www.harolds.com, and through a direct mail catalog.

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2005 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.







                 HAROLD'S STORES, INC.
          CONDENSED CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands)

                                          January January
                                            29,     31,
                                            2005   2004
                                                   (Restat
                                                    ed)
ASSETS
    Cash, cash equivalents and short-term     674   1,118
   investments
    Trade accounts receivable, less         7,343   7,120
   allowance for doubtful accounts
    Note and other receivables                125     109
    Merchandise inventory                  20,123  17,713
    Prepaid expenses                        1,254   1,130
        Total current assets               29,519  27,190
    Property and equipment, net            13,546  15,555
          Total Assets                     43,065  42,745

LIABILITIES AND STOCKHOLDERS' DEFICIT
    Accounts payable                        7,116   7,526
    Redeemable gift certificates            1,130     926
    Accrued payroll expense and bonuses       613     890
    Accrued rent expense                      184     102
    Current portion of long-term debt      19,958  16,858
        Total current liabilities          29,001  26,302
    Accrued rent expense, net of current    6,587   7,381
    Long-term debt, net of current            580   1,358
   maturities
    Commitments and contingencies
    Convertible preferred stock
    Amended Series 2001-A                   6,725   6,627
    Series 2002-A                           4,340   4,133
    Series 2003-A                           5,426   5,151
    Common Stock                               62      62
    Additional paid-in capital             34,468  34,449
    Retained deficit                       (44,122  (42,716
                                               )       )
    Treasury stock                            (2)     (2)
        Total stockholders' deficit        (9,594)  (8,207)
          Total Liabilities and            43,065  42,745
   Stockholders' Deficit







                     HAROLD'S STORES, INC.
             CONSOLIDATED STATEMENTS OF OPERATIONS
  (Dollars and shares in thousands, except per share amounts)

                             13 Weeks Ended     52 Weeks Ended
                            January    January January      January
                              29,       31,     29,         31,
                             2005      2004     2005       2004
                           (Unaudit    (Unaudi(Unaudite       (1)
                            ed) (1)    ted)    d) (1)
                                        (1)
                                        (Restat               (Restat
                                        ed)                 ed)

Net sales                   22,788    23,564    89,357    91,683
Cost of sales, including    15,439     17,467    57,643     60,915
occupancy and central
buying expenses exclusive
of items shown separately
below)
Selling, general and         6,215      6,604    26,564     26,930
administrative expenses
Depreciation and             1,002      1,975     4,076      7,000
amortization
Restructuring charges            -          -         -      1,630
Interest expense               279        230       979        879
Total expenses              22,935     26,276    89,262     97,354
Income (loss) before         (147)     (2,712)        95     (5,671)
income taxes
Provision for income taxes       -          -         -          -
Net income                   (147)    (2,712)        95    (5,671)

NET LOSS APPLICABLE TO
COMMON STOCKHOLDERS:
Net income (loss)            (147)    (2,712)        95    (5,671)
Less:  preferred stock         379        222     1,501      1,306
dividends and accretion of
preferred stock issuance
costs
Net loss applicable to       (526)    (2,934)   (1,406)    (6,977)
common stockholders

Net loss per common share   (0.09)    (0.48)    (0.23)    (1.14)
- basic and diluted
Weighted average common      6,222      6,158     6,218      6,114
shares outstanding - basic
and diluted



(1) Amounts for the 13 weeks and 52 weeks ended January 29, 2005 and January 31, 2004 have been updated from those disclosed in the Company's earnings release dated March 8, 2005 to reflect the impact of certain lease accounting adjustments.

                    HAROLD'S STORES, INC.
                 RESTATEMENT RECONCILIATION
                   (Dollars in thousands)

                                            Consolidated
                                           Statements of
                                             Operations
                                         As   Adjustm   As
                                       previou  ents  restate
                                         sly             d
                                       Reporte
                                          d
Year ended January 31, 2004
Cost of goods sold                     64,363 (3,448)  60,915
Gross profit                           27,320   3,448 30,768
Depreciation expense                    4,055   2,945  7,000
Earnings before income taxes           (6,174)    503  (5,671)
Net earnings                           (6,174)    503  (5,671)
Net loss applicable to common          (7,480)    503  (6,977)
stockholders
Earnings per share, basic and diluted  (1.22)   0.08  (1.14)

Year ended February 1, 2003
Cost of goods sold                     66,707 (2,369)  64,338
Gross profit                           23,074   2,369 25,443
Depreciation expense                    3,913   1,885  5,798
Earnings before income taxes           (13,273    484  (12,789
                                            )              )
Net earnings                           (16,479    484  (15,995
                                            )              )
Net loss applicable to common          (17,342    484  (16,858
stockholders                                )              )
Earnings per share, basic and diluted  (2.84)   0.07  (2.77)


                                        Consolidated Balance
                                               Sheet
As of January 31, 2004                   As   Adjustm   As
                                       previou  ents  restate
                                         sly             d
                                       Reporte
                                          d
Property and equipment                 30,037  13,447 43,484
Accumulated amortization               (20,064 (7,865) (27,929
                                            )              )
Accrued rent expense, net of current    1,247   6,134  7,381
Accumulated deficit                    (42,164   (552) (42,716
                                            )              )
Total stockholders' deficit            (7,655)   (552) (8,207)


Company Contact:

Jodi Taylor
Chief Financial Officer
405.329.4045